CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our reports dated May 17, 2023, relating to the financial statements and financial highlights, which appear in Royce Quant Small-Cap Quality Value ETF, ClearBridge All Cap Growth ESG ETF, ClearBridge Dividend Strategy ESG ETF, ClearBridge Large Cap Growth ESG ETF, Franklin International Low Volatility High Dividend Index ETF, Franklin U.S. Low Volatility High Dividend Index ETF, Western Asset Short Duration Income ETF and Western Asset Total Return ETF’s Annual Reports on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

July 21, 2023